Exhibit 99.1

              Quaker City Bancorp, Inc. Reports Earnings for First Quarter Fiscal 2004 and Cash Dividend

    WHITTIER, Calif.--(BUSINESS WIRE)--Oct. 21, 2003--Quaker City Bancorp, Inc. ("Company") (Nasdaq: QCBC), the holding company for Quaker City Bank ("Bank"), reported net earnings of $5.4 million, $0.84 per share for the quarter ended September 30, 2003, compared to $5.6 million, $0.83 per share for the quarter ended September 30, 2002, a 1.2% increase in earnings per share. The trailing twelve months earnings per share at September 30, 2003 was $3.45 per share. All per share earnings are presented on a diluted basis.
    The Company also announced today that its Board of Directors, at their meeting on October 16, 2003, declared a cash dividend of $0.20 per outstanding share of common stock of the Company payable on November 28, 2003 to shareholders of record at the close of business on November 14, 2003.
    The decline in net earnings for the quarter ended September 30, 2003 was primarily due to the recognition of a one-time State of California tax benefit of $158,000 during the quarter ended September 30, 2002. The increase in earnings per share was due to stock repurchases during the last twelve months.
    The net interest margin for the current reporting quarter was 3.67% compared to 3.89% for the same period last year, as the yield on interest earning assets decreased more quickly than the cost of interest bearing liabilities during the period.
    Return on average assets (ROAA) decreased to 1.33% for the current quarter compared to 1.51% for the same quarter ended September 30, 2002. The Company's return on average equity (ROAE) for the current quarter decreased to 15.57% compared to 17.23% for the quarter ended September 30, 2002. The Company's book value per share has increased every quarter for the last four fiscal years. The book value per share at September 30, 2003 was $22.37 as compared to $20.13 as of September 30, 2002, an 11.1% increase.
    The Company experienced record loan prepayments and amortization during the current quarter with an annualized payoff rate of 49.53% compared to 26.07% for the same period last year. However, the decrease in the loan portfolio was offset by purchases of mortgage-backed securities and short-term investments resulting in average earning assets at September 30, 2003 increasing to $1.57 billion compared to $1.47 billion at September 30, 2002, a 7.1% increase. As a result of increased earning assets offset by a decrease in net interest margin, net interest income before provision for loan losses for the quarter remained constant, $14.5 million for the current quarter and for the same quarter last year.
    Deposit transaction accounts (checking, NOW, money-market and passbooks) increased as a percentage of total deposits to 42.85% as of September 30, 2003 compared to 35.38% one year earlier. Total other income for the quarter ended September 30, 2003 increased to $2.9 million from $2.3 million for the same period last year, an increase of 28.6%. The increase during the quarter was primarily due to an increase in retail deposit fees to $1.5 million for the current quarter (compared to $1.2 million for the same period last year) and an increase in gain on sale of loans held-for-sale to $450,000 (compared to $112,000 for the same period last year).
    Nonperforming loans at September 30, 2003 were reduced to $2.8 million, 0.21% of gross loans compared to $3.3 million, 0.25% of gross loans at June 30, 2003. Real estate acquired through foreclosure (REO) was $50,000 for the quarter ended September 30, 2003 and there was no REO for the quarter ended June 30, 2003. Total nonperforming assets decreased to $2.8 million, or 0.17% of assets at September 30, 2003, compared to $3.3 million, 0.20% of total assets as of June 30, 2003. The Company includes as nonperforming assets nonaccrual loans 60 or more days past due, troubled debt restructured loans and REO.
    The ratio of general and administrative (G&A) expenses to average assets was 1.88% for the current reporting quarter compared to 1.85% for the same quarter last year. The increase was a result of costs related to planned branch network expansion, branch computer technology upgrades, and increased marketing expense. The efficiency ratio for the current quarter increased to 44.19% compared to 41.18% for the quarter ended September 30, 2002. The efficiency ratio is the measurement of G&A expense as a percentage of net interest income before provision for loan losses and noninterest income.
    The Company had $1.64 billion in total assets at September 30, 2003, and operates twenty-four retail banking branches in Los Angeles, Orange, Riverside and San Bernardino Counties in southern California. The bank is currently scheduled to open three additional Wal-Mart in-store branches in the communities of Temecula, San Marcos and La Quinta (Palm Springs area) during fiscal 2004. The La Quinta branch will be located in what is scheduled to be Wal-Mart's first "super center" in California. At September 30, 2003, consolidated stockholders' equity of the Company was $141.2 million, representing 8.60% of total assets. The Bank was founded in 1920 and its regulatory capital levels continue to exceed the levels necessary to be considered "Well Capitalized."
    Pursuant to previously announced plans to repurchase Company stock, the Company acquired in the open market 66,500 shares of common stock at an average price of $39.80 during the quarter ended September 30, 2003. The Board of Directors has authorized the repurchase of Company stock up to 356,567 shares of common stock.
    As previously announced, President and Chief Executive Officer Rick McGill will be hosting a telephone conference call to discuss the results of the first quarter and to answer questions of callers today, October 21, 2003 at 4:00 pm Eastern Time (1:00 pm Pacific). The teleconference dial-in number is (800) 450-0819. Please phone in no later than 3:55 pm Eastern Time today to participate. There will be a replay of the call available beginning at 5:45 pm Eastern Time on the 21st and ending at 2:59 am Eastern Time on October 28, 2003. The replay dial-in number is (800) 475-6701, access code 702073.

    These statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including, but not limited to, (i) general economic, market or business conditions in the U.S. and southern California, including changes in market interest rates; (ii) real estate market conditions, particularly in southern California; (iii) the opportunities (or lack thereof) that may be presented to and pursued by the Company; (iv) competitive actions by other financial institutions; (v) changes in federal, state, and local laws, regulations and policies affecting the Company's business; and (vi) other factors. Actual results could differ materially from those contemplated by these forward-looking statements. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this report speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement made in this report.



                       Quaker City Bancorp, Inc.
            Consolidated Statements of Financial Condition
                            (Nasdaq: QCBC)
                               Unaudited
               (Dollars in thousands, except share data)

                                             September 30,   June 30,
                                                 2003          2003

Assets
Cash and due from banks                        $33,103       $31,275
Interest-bearing deposits                        1,801           943
Federal funds sold and other short-term
 investments                                    16,000            --
Investment securities held-to-maturity          12,140        12,178
Investment securities available-for-sale        48,132        48,137
Loans receivable, net                        1,294,434     1,323,268
Loans receivable held-for-sale                     800         2,997
Mortgage-backed securities held-to-
 maturity                                      112,168        90,014
Mortgage-backed securities available-for-
 sale                                           83,542        73,683
Real estate held-for-sale                           50            --
Federal Home Loan Bank stock, at cost           20,020        19,807
Office premises and equipment, net               7,383         7,275
Accrued interest receivable and other
 assets                                         13,021        12,534
  Total assets                              $1,642,594    $1,622,111


Liabilities and Stockholders' Equity
Deposits                                    $1,097,557    $1,084,117
Federal Home Loan Bank advances                370,000       381,500
Accounts payable and accrued expenses            6,539         7,269
Other liabilities                               27,253        10,088
  Total liabilities                          1,501,349     1,482,974

Stockholders' Equity:
Common stock, $.01 par value. Authorized
 20,000,000 shares; issued and outstanding
 6,314,993 shares and 6,365,943 at September
 30, 2003 and June 30, 2003, respectively           63            64
Additional paid-in capital                     129,276       128,581
Accumulated other comprehensive loss            (1,792)       (1,377)
Retained earnings, substantially
 restricted                                     13,970        12,197
Deferred compensation                             (272)         (328)
  Total stockholders' equity                   141,245       139,137

  Total liabilities and stockholders'
   equity                                   $1,642,594    $1,622,111


                       Quaker City Bancorp, Inc.
                 Consolidated Statements of Operations
                            (Nasdaq: QCBC)
                               Unaudited
             (Dollars in thousands, except per share data)

                                                  Three Months Ended
                                                     September 30,
                                                  2003         2002
Interest income:
Loans receivable                                $21,067      $22,010
Mortgage-backed securities                        1,431        1,953
Investment securities                               481          783
Other                                               249          266
  Total interest income                          23,228       25,012

Interest expense:
Deposits                                          5,175        6,711
Federal Home Loan Bank advances                   3,600        3,790
  Total interest expense                          8,775       10,501

Net interest income before provision for
 loan losses                                     14,453       14,511

Provision for loan losses                            --          200

Net interest income after provision for loan
 losses                                          14,453       14,311

Other income:
Deposit fees                                      1,459        1,161
Loan servicing charges and fees                     662          618
Gain on sale of loans held-for-sale                 450          112
Commissions                                         227          188
Gain on sale of securities
 available-for-sale                                  --           41
Other                                               100          133
  Total other income                              2,898        2,253

Other expense:
Compensation and employee benefits                4,247        3,814
Occupancy, net                                      915          805
Federal deposit insurance premiums                  111          108
Data processing                                     524          369
Advertising and promotional                         491          352
Consulting fees                                     223          242
Other general and administrative expense          1,157        1,214
  Total general and administrative expense        7,668        6,904
Amortization of core deposit intangible              29           29
  Total other expense                             7,697        6,933

Earnings before income taxes                      9,654        9,631

Income taxes                                      4,220        3,996

Net earnings                                     $5,434       $5,635

Average common shares outstanding             6,263,901    6,448,741
Shares outstanding and equivalents            6,459,467    6,765,055
Basic earnings per share                          $0.87        $0.87
Diluted earnings per share                        $0.84        $0.83


                       Quaker City Bancorp, Inc.
               Consolidated Financial Highlights, Page 1
                            (Nasdaq: QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)

                                         At September 30,  At June 30,
                                              2003           2003
Selected Financial Data
Total assets                                $1,642,594    $1,622,111
Total liabilities                           $1,501,349    $1,482,974
Loans receivable (1)                        $1,295,234    $1,326,265
Allowance for loan losses                      $11,606       $11,606
Investment securities (1)                      $60,272       $60,315
Mortgage-backed securities (1)                $195,710      $163,697
Real estate held-for-sale                          $50            --
Deposits                                    $1,097,557    $1,084,117
Federal Home Loan Bank (FHLB) advances        $370,000      $381,500
Total stockholders' equity                    $141,245      $139,137
Total common shares outstanding              6,314,993     6,365,943
Trailing twelve month diluted earnings per
 share                                           $3.45         $3.43
Book value per common share                     $22.37        $21.86
Stock price at end of period                    $40.00        $41.59

(1) Includes assets held or available-for-sale.


                                                  At or for the
                                               Three Months Ended
                                                   September 30,
                                                2003          2002
Selected Operating Data
Net interest income before provision for
 loan losses                                   $14,453       $14,511
Provision for loan losses                           --           200
Net interest income after provision for
 loan losses                                    14,453        14,311
Total other income                               2,898         2,253
Total other expense                              7,697         6,933
Earnings before income taxes                     9,654         9,631
Income taxes                                     4,220         3,996
Net earnings                                    $5,434        $5,635
Basic earnings per share                         $0.87         $0.87
Diluted earnings per share                       $0.84         $0.83

Average earning assets                      $1,573,736    $1,469,901
Average loans receivable                    $1,310,459    $1,223,238
Average stockholders' equity                  $139,596      $130,843
Weighted average shares outstanding and
 equivalents                                 6,459,467     6,765,055

Performance Ratios (2)
Return on average assets                          1.33%         1.51%
Return on average equity                         15.57%        17.23%
Average equity to average assets                  8.53%         8.76%
Interest rate spread during the period            3.46%         3.59%
Net interest margin                               3.67%         3.89%
General and administrative expense to
 average assets                                   1.88%         1.85%
Efficiency ratio                                 44.19%        41.18%
Other expense to average assets                   1.88%         1.86%

(2) All applicable quarterly ratios reflect annualized figures.


                       Quaker City Bancorp, Inc.
               Consolidated Financial Highlights, Page 2
                            (Nasdaq: QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)


                                                     At          At
Asset Quality Ratios and Data                  September 30,  June 30,
                                                    2003        2003

Nonperforming loans as a percentage of gross
 loans  (3)                                         0.21%       0.25%
Nonperforming assets as a percentage of total
 assets (4)                                         0.17%       0.20%
Total allowance for loan losses as a percentage
 of gross loans                                     0.89%       0.86%
Total allowance for loan losses as a percentage
 of total nonperforming loans                     417.03%     350.95%
Total allowance as a percentage of total
 nonperforming assets (5)                         409.67%     350.95%

Net charge-offs, quarter to date                     $--         $--
Nonaccrual loans (3)                              $2,783      $3,307
Troubled debt restructured loans                      --          --
Total nonperforming loans                          2,783       3,307
Real estate acquired through foreclosure              50          --
Total nonperforming assets                        $2,833      $3,307

Number of:
Pass Book/Savings Accounts                        20,007      19,231
Checking Accounts                                 39,417      37,478
Money Market Accounts                              7,200       7,589

(3) Nonperforming loans are net of specific allowances and include nonaccrual and troubled debt restructured loans. Gross loans include loans held-for-sale.

(4) Nonperforming assets include nonperforming loans and REO.

(5) Total allowance includes loan and REO valuation allowances.


    For investor information, visit Quaker City's Corporate News on the Net page at www.businesswire.com/cnn/qcbc.htm


    CONTACT: Quaker City Bancorp, Inc., Whittier
             Rick McGill, 562-907-2275
             Dwight L. Wilson, 562-907-2241